EXHIBIT 4.1

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF MAY BE SOLD, TRANSFERRED,  OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

AMBIENT CORPORATION

Secured Convertible Promissory Note

due January 15, 2011

No. CN-08-03	$2,500,000
Dated: January 15, 2008

For value received, Ambient Corporation, a Delaware corporation (the “Maker” or the “Company”), hereby promises to pay to the order of Vicis Capital Master Fund (together with its successors, representatives, and permitted assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of Two Million Five Hundred Thousand Dollars  ($2,500,000.00), together with interest thereon.  In addition to this Note, the Maker may be issuing separate secured convertible promissory notes (the “Other Notes”) to separate purchasers (the “Other Holders”) pursuant to securities purchase agreements substantially similar to the Purchase Agreement (as defined in Section 1.1 hereof).   This Note and the Other Notes are sometimes referred to as the “Notes”.

All payments under or pursuant to this Note shall be made, without setoff or counterclaim and without any withholding or deduction whatsoever,  in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A.  The outstanding principal balance of this Note shall be due and payable on January 15, 2011 (the “Maturity Date”) or at such earlier time as provided herein.  Notwithstanding anything herein to the contrary, this Note may not be prepaid in whole or part, except with the written consent of the Holder.

ARTICLE I

Section 1.1

Purchase Agreement.  This Note has been executed and delivered pursuant to the Securities Purchase Agreement dated as of January 15, 2008 (the “Purchase Agreement”) by and among the Maker and the purchasers listed therein.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

Section 1.2

Interest.

(a)

Beginning on the date that is one (1) year following the issuance date of this Note (the “Issuance Date”), the outstanding principal balance of this Note shall bear interest, in arrears, at a rate per annum equal to eight percent (8%), payable quarterly commencing on September 30, 2008 and on the first business day of each following three-period at the option of the Maker in (A) cash or (B) shares of the Maker’s common stock, $0.001 par value per share (the “Common Stock”) that are eligible for public resale by the Holder under an effective registration statement covering such shares.  The Maker shall provide irrevocable written notice to the Holder of the form of interest payment at least ten (10) days prior to an interest payment date.  If no such notice is provided at least ten (10) days prior to an interest payment date, the Maker must make the interest payment in cash.  In addition, the Maker must make interest payments in cash if it is unable to make interest payments in shares of Common Stock that are eligible for public resale by the Holder under an effective registration statement covering such shares.  The number of shares of Common Stock to be issued as payment of accrued and unpaid interest shall be determined by dividing (i) the total amount of accrued and unpaid interest to be converted into Common Stock by (ii) ninety percent (90%) of the average of the VWAP (as defined below) for the ten (10) Trading Days immediately preceding the interest payment date (the “Average VWAP”); provided, however, the Maker shall not be permitted to issue registered shares of Common Stock as interest payments in the event that (A) the Average VWAP is less than $0.15 or (B) the average daily trading volume for the thirty (30) Trading Days immediately preceding the interest payment date equals at least two hundred percent (200%) of the number of shares of Common Stock that would be issued to the Holder as an interest payment.  Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months and shall accrue commencing on the Issuance Date.  Furthermore, upon the occurrence of an Event of Default (as defined in Section 2.1 hereof), then to the extent permitted by law, the Maker will pay interest to the Holder, payable on demand, on the outstanding principal balance of the Note from the date of the Event of Default until such Event of Default is cured at the rate of the lesser of fifteen percent (15%) and the maximum applicable legal rate per annum.

(b)

The term “VWAP” means, for any date, (i) the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Maker.

Section 1.3

Security Agreement.  The obligations of the Maker hereunder are secured by a continuing security interest in all of the assets of the Maker pursuant to the terms of a security agreement dated as of July 31, 2007 by and among the Maker, on the one hand, and the Holder and the Other Holders, on the other hand.

Section 1.4

Payment on Non-Business Days.  Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

Section 1.5

Transfer.  This Note may be transferred or sold, subject to the provisions of Section 4.8 of this Note, or pledged, hypothecated or otherwise granted as security by the Holder.

Section 1.6

Replacement.  Upon receipt of a duly executed, notarized and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof) and a standard indemnity, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

ARTICLE II

EVENTS OF DEFAULT;  REMEDIES

Section 2.1

Events of Default.

(a)

The occurrence of any of the following events shall be an “Event of Default” under this Note:

(i)

the Maker shall fail to make any principal or interest payments on the date such payments are due, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, and such default is not fully cured within two (2) business days after the Holder delivers written notice to the Maker of the occurrence thereof; or

(ii)

the failure of the registration statement (the “Registration Statement”) providing for the resale of shares of the Maker’s common stock, $0.001 par value per share (the “Common Stock”) issuable upon conversion of this Note to be declared effective by the Securities and Exchange Commission on or prior to July 28, 2008, subject to the provisions of the Registration Rights Agreement, including, without limitation, Section 2(b) thereof; or

(iii)

the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed or quoted on at least one of the OTC Bulletin Board, the American Stock Exchange, the Nasdaq Global Market, the Nasdaq Capital Market or The New York Stock Exchange, Inc. for a period of ten (10) consecutive Trading Days; or

(iv)

the Maker’s notice to the Holder, including by way of public announcement, at any time, of its inability to comply (including for any of the reasons described in Section 3.8(a) hereof) or its intention not to comply with proper requests for conversion of this Note into shares of Common Stock; or

(v)

the Maker shall fail to (i) timely deliver the shares of Common Stock upon conversion of the Note by the second Trading Day after the required Delivery Date or otherwise in accordance with the provisions of the Transaction Documents, (ii) file the Registration Statement in accordance with the terms of the Registration Rights Agreement or (iii) make the payment of any fees and/or liquidated damages under this Note, the Purchase Agreement or the Registration Rights Agreement, which failure in the case of items (i) and (iii) of this Section is not remedied within ten (10) Trading Days after the incurrence thereof and, solely with respect to item (iii) above, ten (10) Trading Days after the Holder delivers written notice to the Maker of the incurrence thereof; or

(vi)

while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days, provided that the Maker has not exercised its rights pursuant to Section 3(n) of the Registration Rights Agreement; or

(vii)

default shall be made in the performance or observance of (i) any material covenant, condition or agreement contained in this Note (other than as set forth in clause (f) of this Section 2.1) and such default is not fully cured within five (5) business days after the Holder delivers written notice to the Maker of the occurrence thereof or (ii) any material covenant, condition or agreement contained in the Purchase Agreement, the Other Notes, or Sections 5, 6, 7(c) and 7(d) of the Registration Rights Agreement and such default is not fully cured within five (5) business days after the Holder delivers written notice to the Maker of the occurrence thereof;  or

(viii)

any material representation or warranty made by the Maker herein or in the Purchase Agreement, the Registration Rights Agreement, or any other Transaction Document shall prove to have been false or incorrect or breached in a material respect on the date as of which made and the Holder delivers written notice to the Maker of the occurrence thereof; or

(ix)

the Maker shall (A) default in any payment of any amount or amounts of principal of or interest on any Indebtedness (other than the Indebtedness hereunder) the aggregate principal amount of which Indebtedness is in excess of $500,000 or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(x)

the Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), or admit in writing its inability to pay its debts (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(xi)

a proceeding or case shall be commenced in respect of the Maker, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker and shall continue undismissed, or unstayed and in effect for a period of thirty (30) days; or

(xii)

the occurrence of an Event of Default under the Other Notes; or

(xiii)

if any of the Company or its Subsidiaries shall default in the observance or performance of any term or provision of a material agreement to which it is a party or by which it is bound, which default will have a Material Adverse Effect and such default is not waived or cured within the applicable grace period provided for in such agreement; or

(xiv)

if a final judgment which, either alone or together with other outstanding final judgments against the Company and its Subsidiaries, exceeds an aggregate of $250,000 shall be rendered against the Company or any Subsidiary and such judgment shall have continued undischarged or unstayed for forty-five (45) days after entry thereof.

(b)

Notwithstanding anything to the contrary contained herein, after the Company shall have provided the holder with a Forced Conversion Notice in accordance with the provisions of Section 3.5 hereof, with respect to the portion of the Note subject to such notice, the term “Event of Default” shall mean:

(i)

The Company shall default in the payment of principal or interest on this Note or any other amount due hereunder, and, in any such instance, the same shall continue for a period of five (5) Trading Days; or

(ii)

Subject to the terms of the Purchase Agreement, the Company fails to authorize or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note (provided, however, that for purposes of this provision, such failure to cause the Transfer Agent to issue such shares shall not be deemed to occur until two (2) Trading Days after the Delivery Date), fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Note and when required by this Note or any other Transaction Document, and such transfer is otherwise lawful, or fails to remove any restrictive legend on any certificate or fails to cause its Transfer Agent to remove such restricted legend, in each case where such removal is lawful, as and when required by this Note, or any other Transaction Document, and any such failure shall continue uncured for five (5) Trading Days.

Section 2.2

Remedies Upon An Event of Default.  If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time at its option, (a) declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker; provided, however, that upon the occurrence of an Event of Default described in (i) Sections 2.1 (j) or (k), the outstanding principal balance and accrued interest hereunder shall be automatically due and payable and (ii) Sections 2.1 (a)-(i), (l), (m) and (n), Holder may demand the prepayment of this Note pursuant to Section 3.7 hereof, (b) demand that the principal amount of this Note then outstanding shall be converted into shares of Common Stock at a Conversion Price per share calculated pursuant to Section 3.1 hereof assuming that the date that the Event of Default occurs is the Conversion Date (as defined in Section 3.1 hereof), or (c) exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note, the Purchase Agreement, the Registration Rights Agreement or applicable law.  In case of a default in the payment of any principal of or interest on a Note, the Maker will pay to the Holder such further amount as shall be sufficient to cover the cost and the expenses of collection, including, without limitation, reasonable attorney’s fees, expenses and disbursements.  No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE III

CONVERSION; ANTIDILUTION; PREPAYMENT

Section 3.1

Conversion Option.

(a)

At any time on or after the Issuance Date, this Note shall be convertible (in whole or in part), at the option of the Holder (the “Conversion Option”), into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) the sum of that portion of the outstanding principal balance under this Note and any acrrued but unpaid interest thereon as of such date that the Holder elects to convert by (y) the Conversion Price (as defined in Section 3.2(a) hereof) then in effect on the date on which the Holder faxes a notice of conversion (the “Conversion Notice”), duly executed, to the Maker (facsimile number (617) 663-6191, Attn.: Chief Executive Officer) (the “Voluntary Conversion Date”), provided, however, that the Conversion Price shall be subject to adjustment as described in Section 3.6 of this Note.  The Holder shall deliver this Note to the Maker at the address designated in the Purchase Agreement at such time that this Note is fully converted.  With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of each Conversion Date.

Section 3.2

Conversion Price.

(a)

The term “Conversion Price” shall mean $0.035, subject to adjustment under Section 3.6 hereof.

(b)

Notwithstanding any of the foregoing to the contrary, if during any period (a “Black-out Period”), a Holder is unable to trade any Common Stock issued or issuable upon conversion of this Note immediately due to the postponement of filing or delay or suspension of effectiveness of the Registration Statement or because the Maker has otherwise informed such Holder that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock (provided that such postponement, delay, suspension or fact that the prospectus cannot be used is not due to factors solely within the control of the Holder of this Note or due to the Maker exercising its rights under Section 3(n) of the Registration Rights Agreement), such Holder shall have the option but not the obligation on any Conversion Date within ten (10) Trading Days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such Holder that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten (10) Trading Days thereafter.  In no event shall the Black-out Period have any effect on the Maturity Date of this Note.

Section 3.3

Mechanics of Conversion.

(a)

Not later than three (3) Trading Days after any Conversion Date (the “Delivery Date”), the Maker or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  In the alternative, not later than the Delivery Date, the Maker shall deliver to the applicable Holder by express courier a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 5.1 of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of this Note.  If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the Delivery Date, the Holder shall be entitled by written notice to the Maker at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Maker shall immediately return this Note tendered for conversion, whereupon the Maker and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 3.3(b) and (c) shall be payable through the date notice of rescission is given to the Maker.

(b)

The Maker understands that a delay in the delivery of the shares of Common Stock upon conversion of this Note beyond the Delivery Date could result in economic loss to the Holder.  If the Maker fails to deliver to the Holder such shares via DWAC or a certificate or certificates pursuant to this Section hereunder by the Delivery Date, the Maker shall pay to such Holder, in cash, $10,000 per Trading Day for each Trading Day after the Delivery Date until such certificate is delivered (which amount shall be paid as liquidated damages and not as a penalty).  Nothing herein shall limit a Holder’s right to pursue actual damages for the Maker’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and the Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Maker shall only be obligated to pay the liquidated damages accrued in accordance with this Section 3.3(b) through the date the Conversion Notice is withdrawn.

(c)

In addition to any other rights available to the Holder, if the Maker fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of this Note on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of this Note which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Maker shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of this Note that the Maker was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Note and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Maker timely complied with its conversion and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of

$11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Maker shall be required to pay the Holder $1,000. The Holder shall provide the Maker written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Maker.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Maker’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

Section 3.4

Ownership Caps and Certain Conversion Restrictions.

(a)

Notwithstanding anything to the contrary set forth in Section 3 of this Note, at no time may the Holder convert all or a portion of this Note if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time (including pursuant to the Warrants), the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon the Holder providing the Maker with sixty-one (61) days notice (pursuant to Section 4.1 hereof) (the “Waiver Notice”) that the Holder would like to waive this Section 3.4(a) with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 3.4(a) will be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice.  In all circumstances, the delivery by the Holder of a Conversion Notice shall be deemed to be the Holder’s representation that such conversion conforms to the provisions of this Section 3.4(a) and the Maker shall be under no obligation to verify or ascertain compliance by the Holder with this provision.

(b)

Notwithstanding anything to the contrary set forth in Section 3 of this Note, at no time may the Holder convert all or a portion of this Note if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time, would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time (including pursuant to the Warrants); provided, however, that upon the Holder providing the Maker with a Waiver Notice that the Holder would like to waive Section 3.4(b) of this Note with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 3.4(b) shall be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice.  In all circumstances, the delivery by the Holder of a Conversion Notice shall be deemed to be the Holder’s representation that such conversion conforms to the provisions of this Section 3.4(b) and the Maker shall be under no obligation to verify or ascertain compliance by the Holder with this provision.

Section 3.5

Forced Conversion.

(a)

Notwithstanding anything herein to the contrary, if after the effective date of the Registration Statement, each of the VWAPs for any 20 consecutive Trading Days (such period commencing only after such effective date, such period the “Threshold Period”)) exceeds $0.375 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the original issue date of this note), the Company may, at any time after the fifth (5th) Trading Day after the end of any such period, deliver a notice to the Holder (a “Forced Conversion Notice” and the date such notice is received by the Holder, the “Forced Conversion Notice Date”) to cause the Holder to immediately convert all or part of the then outstanding principal amount of this Note at the then current Conversion Price (a “Forced Conversion”). The Company may only effect a Forced Conversion Notice if all of the conditions specified in Subsection (b) below are met through the applicable Threshold Period until the date of the applicable Forced Conversion and through and including the date such shares of Common Stock are issued to the Holder. Any Forced Conversion shall be applied ratably to all Holders based on their initial purchases of Notes pursuant to the Purchase Agreement or in the Additional Note and Warrant Financing.

(b)

The Company may effect a Forced Conversion if at such time the conditions below are satisfied: (i) there is an effective Registration Statement covering the resale of the shares issuable on conversion of this Note or, alternatively, the shares issuable upon conversion of the Note are saleable by the Holder under the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended, without regard to the volume or manner of sale limitations, and (ii) the Common Stock of the Company, including the Conversion Shares to be issued on the Mandatory Conversion Date, are eligible for trading on a Trading Market.

(c)

The provisions of Section 3.4 shall apply on the date of the Forced Conversion. If, as a result of such provisions, the entire portion of the Note provided for in the Forced Conversion Notice is not converted as herein provided, the Company, without further notice to the Holder, shall be deemed to have timely given one or more Forced Conversion Notices for the balance of such portion providing for successive Forced Conversion dates until such portion of this Note is fully converted or paid in full (or some combination thereof).

Section 3.6

Adjustment of Conversion Price.

(a)

The Conversion Price shall be subject to adjustment from time to time as follows:

(i)

Adjustments for Stock Splits and Combinations.  If the Maker shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased.  If the Maker shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased.  Any adjustments under this Section 3.6(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)

Adjustments for Certain Dividends and Distributions.  If the Maker shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Conversion Price then in effect by a fraction:

(1)

the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)

Adjustment for Other Dividends and Distributions.  If the Maker shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable other than in cash or shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Maker which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 3.6(a)(iii) with respect to the rights of the holders of this Note and the Other Notes; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv)

Adjustments for Reclassification, Exchange or Substitution.  If the Common Stock issuable upon conversion of this Note at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 3.6(a)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 3.6(a)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)

Adjustments for Reorganization, Merger, Consolidation or Sales of Assets.  If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Maker (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 3.6(a)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 3.6(a)(iv)), or a merger or consolidation of the Maker with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Maker’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change, (A) if the surviving entity in any such Organic Change is a public company whose securities are registered pursuant to the Securities Exchange Act of 1934, as amended, and its common stock is listed or quoted on a national exchange or the OTC Bulletin Board, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert such Note into the kind and amount of shares of stock and other securities or property of the Maker or any successor corporation resulting from Organic Change into which such Note might have been converted immediately prior to such Organic Change, and (B) if the surviving entity in any such Organic Change is not a public company whose securities are registered pursuant to the Securities Exchange Act of 1934, as amended, or its common stock is not listed or quoted on a national exchange or the OTC Bulletin Board, the Holder shall have the right to demand prepayment pursuant to Section 3.7(b) hereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.6(a)(v) with respect to the rights of the Holder after the Organic Change to the end that the provisions of this Section 3.6(a)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of this Note and the Other Notes) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi)

Adjustments for Issuance of Additional Shares of Common Stock. In the event the Maker, shall, at any time, from time to time, issue or sell any additional shares of common stock (otherwise than as provided  in the foregoing subsections (i) through (v) of this Section 3.6(a) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date) (“Additional Shares of Common Stock”), at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration per share paid for such Additional Shares of Common Stock.

(vii)

Issuance of Common Stock Equivalents.  The provisions of this Section 3.6(a)(vii) shall apply if (a) the Maker, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Notes, or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold.  If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (vi) of this Section 3.6(a).  No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or

Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

 (viii)

Consideration for Stock.  In case any shares of Common Stock or any Common Stock Equivalents shall be issued or sold:

(1)

in connection with any merger or consolidation in which the Maker is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Maker shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Maker, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(2)

in the event of any consolidation or merger of the Maker in which the Maker is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Maker shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Maker for stock or other securities of any corporation, the Maker shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation.  If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Notes, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Notes immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Notes.  In the event Common Stock is issued with other shares or securities or other assets of the Maker for consideration which covers both, the consideration computed as provided in this Section 3.6(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Maker.

(b)

Record Date.  In case the Maker shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(c)

Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Maker shall not be required to make any adjustment to the Conversion Price in connection with securities issued by the Maker in a Permitted Financing.

(d)

No Impairment.  In the event a Holder shall elect to convert any Notes as provided herein, the Maker cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of all or of said Notes shall have issued.

(e)

Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 3.6, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  The Maker shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note.  Notwithstanding the foregoing, the Maker shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(f)

Issue Taxes.  The Maker shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion

(g)

Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of this Note.  In lieu of any fractional shares to which the Holder would otherwise be entitled, the Maker shall pay cash equal to the product of such fraction multiplied by the average of the Closing Bid Prices of the Common Stock for the ten (10) consecutive Trading Days immediately preceding the Conversion Date.   The term “Closing Bid Price” shall mean, on any particular date (i) the last closing bid price per share of the Common Stock on such date on the OTC Bulletin Board or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the last closing bid price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not listed then on the OTC Bulletin Board or any registered national stock exchange, the last trading price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Holder, or (iv) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by the Holder and reasonably acceptable to the Maker.

(h)

Reservation of Common Stock.  The Maker shall at all times when this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note; provided that the number of shares of Common Stock so reserved shall at no time be less than one hundred ten percent (110%) of the number of shares of Common Stock for which this Note is at any time convertible.  The Maker shall, from time to time in accordance with Delaware law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Maker’s obligations under this Section 3.6(h).

(i)

Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of this Note require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Maker shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 3.7

Prepayment.

(a)

Prepayment Upon an Event of Default.  Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default described in Sections 2.1 (a)(i)-(ix), (a)(xii), (a)(xiii) and (a)(xiv) hereof, the Holder shall have the right, at such Holder’s option, to require the Maker to prepay in cash all or a portion of this Note at a price equal to one hundred ten percent (110%) of the aggregate principal amount of this Note being prepaid plus all accrued and unpaid interest applicable at the time of such request.  Nothing in this Section 3.7(a) shall limit the Holder’s rights under Section 2.2 hereof.

(b)

Prepayment Option Upon Major Transaction.  In addition to all other rights of the Holder contained herein, simultaneous with the occurrence of a Major Transaction (as defined below), the Holder shall have the right, at the Holder’s option, to require the Maker to prepay in cash all or a portion of the Holder’s Notes at a price equal to one hundred ten percent (110%) of the aggregate principal amount of this Note being prepaid plus all accrued and unpaid interest (the “Major Transaction Prepayment Price”).

(c)

Prepayment Option Upon Triggering Event.  In addition to all other rights of the Holder contained herein, after a Triggering Event (as defined below), the Holder shall have the right, at the Holder’s option, to require the Maker to prepay all or a portion of this Note in cash at a price equal to one hundred twenty percent (120%) of the aggregate principal amount of this Note being prepaid plus all accrued and unpaid interest (the “Triggering Event Prepayment Price,” and, collectively with the Major Transaction Prepayment Price, the “Prepayment Price”).

(d)

Intentionally Omitted.

(e)

“Major Transaction.”  A “Major Transaction” shall be deemed to have occurred at such time as any of the following events:

(i)

the consolidation, merger or other business combination of the Maker with or into another Person (as defined in Section 4.13 hereof) (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Maker or (B) a consolidation, merger or other business combination in which holders of the Maker’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities);

(ii)

the sale or transfer of fifty percent (50%) or more of the Maker’s assets (based on the fair market value as determined in good faith by the Maker’s Board of Directors) other than inventory in the ordinary course of business in one or a related series of transactions; or

(iii)

closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted.

(f)

“Triggering Event.”  A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i)

so long as any Notes are outstanding, the effectiveness of the Registration Statement, after it becomes effective, (i) lapses for any reason (including, without limitation, the issuance of a stop order) or (ii) is unavailable to the Holder for sale of the shares of Common Stock, and such lapse or unavailability continues for a period of twenty (20) consecutive Trading Days, and the shares of Common Stock into which the Holder’s Notes can be converted cannot be sold in the public securities market pursuant to Rule 144 under the Securities Act without regard to the volume or manner of sale limitations,, provided that the cause of such lapse or unavailability is not due to factors primarily within the control of the Holder of the Notes; and provided further that a Triggering Event shall not have occurred if and to the extent the Maker exercised its rights set forth in Section 3(n) of the Registration Rights Agreement;

(ii)

the suspension from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed on at least one of the OTC Bulletin Board, the American Stock Exchange, the Nasdaq Global Market, the Nasdaq Capital Market or The New York Stock Exchange, Inc., for a period of twenty (20) consecutive Trading Days;

(iii)

the Maker’s notice to the Holder or any Other Holder, including by way of public announcement, at any time, of its inability to comply (including for any of the reasons described in Section 3.8) or its intention not to comply with proper requests for conversion of any Notes into shares of Common Stock; or

(iv)

the Maker’s failure to comply with a Conversion Notice tendered in accordance with the provisions of this Note within ten (10) Trading Days after the receipt by the Maker of the Conversion Notice; or

(v)

the Maker deregisters its shares of Common Stock and as a result such shares of Common Stock are no longer publicly traded; or

(vi)

the Maker consummates a “going private” transaction and as a result the Common Stock is no longer registered under Sections 12(b) or 12(g) of the Exchange Act; or

(vii)

the Maker breaches any representation, warranty, covenant or other term or condition of the Purchase Agreement, this Note or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in the Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of a least twenty (20) business days.

(g)

Intentionally Omitted.

(h)

Mechanics of Prepayment at Option of Holder Upon Major Transaction.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Maker shall deliver written notice thereof via facsimile and overnight courier (“Notice of Major Transaction”) to the Holder of this Note and the Other Holders.  At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time within ten (10) days prior to a Major Transaction), the Holder of this Note and the Other Holders of the Other Notes then outstanding may require the Maker to prepay, effective immediately prior to the consummation of such Major Transaction, all or any portion of this Note then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Holder Upon Major Transaction”) to the Maker, which Notice of Prepayment at Option of Holder Upon Major Transaction shall indicate (i) the principal amount of this Note that the Holder is electing to have prepaid and (ii) the applicable Major Transaction Prepayment Price, as calculated pursuant to Section 3.7(b) above.

(i)

Mechanics of Prepayment at Option of Holder Upon Triggering Event.  Within five (5) business days after the occurrence of a Triggering Event, the Maker shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to the Holder and the Other Holders.  At any time after the earlier of the Holder’s receipt of a Notice of Triggering Event and the Holder becoming aware of a Triggering Event, the Holder  of this Note and the Other Holders of the Other Notes then outstanding may require the Maker to prepay all or any portion of this Note then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Holder Upon Triggering Event”) to the Maker, which Notice of Prepayment at Option of Holder Upon Triggering Event shall indicate (i) the amount of the Note that the Holder is electing to have prepaid and (ii) the applicable Triggering Event Prepayment Price, as calculated pursuant to Section 3.7(c) above.  The Holder shall only be permitted to require the Maker to prepay this Note pursuant to Section 3.7 hereof for the greater of a period of ten (10) days after receipt by the Holder of a Notice of Triggering Event or for so long as such Triggering Event is continuing.

(j)

Payment of Prepayment Price.  Upon the Maker’s receipt of a Notice(s) of Prepayment at Option of Holder Upon Triggering Event or a Notice(s) of Prepayment at Option of Holder Upon Major Transaction from the Holder or the Other Holders, the Maker shall immediately notify the Holder and the Other Holders by facsimile of the Maker’s receipt of such Notice(s) of Prepayment at Option of Holder Upon Triggering Event or Notice(s) of Prepayment at Option of Holder Upon Major Transaction and the Holder and each Other Holder which has sent such a notice shall promptly submit to the Maker the Holder’s certificates representing this Note and the Other Notes which the Holder or Other Holder has elected to have prepaid.  The Maker shall deliver the applicable Triggering Event Prepayment Price to the Holder within five (5) business days after the Maker’s receipt of a Notice of Prepayment at Option of Holder Upon Triggering Event and, in the case of a prepayment pursuant to Section 3.7(h), the Maker shall deliver the applicable Major Transaction Prepayment Price immediately prior to the consummation of the Major Transaction; provided that the Holder’s original Note shall have been so delivered to the Maker; provided further that if the Maker is unable to prepay all of the Notes to be prepaid, the Maker shall prepay an amount from the Holder and each Other Holder of this Note and the Other Notes being prepaid equal to such holder’s pro-rata amount (based on the number of Notes held by such holder relative to the number of Notes outstanding) of all Notes being prepaid.  If the Maker shall fail to prepay all of the Notes submitted for prepayment (other than pursuant to a dispute as to the arithmetic calculation of the Prepayment Price), in addition to any remedy such holder of the Notes may have under this Note and the Purchase Agreement, the applicable Prepayment Price payable in respect of such Notes not prepaid shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full.  Until the Maker pays such unpaid applicable Prepayment Price in full to a holder of the Notes submitted for prepayment, such holder shall have the option (the “Void Optional Prepayment Option”) to, in lieu of prepayment, require the Maker to promptly return to such holder(s) all of the Notes that were submitted for prepayment by such holder(s) under this Section 3.7 and for which the applicable Prepayment Price has not been paid, by sending written notice thereof to the Maker via facsimile (the “Void Optional Prepayment Notice”).  Upon the Maker’s receipt of such Void Optional Prepayment Notice(s) and prior to payment of the full applicable Prepayment Price to such holder, (i) the Notice(s) of Prepayment at Option of Holder Upon Triggering Event or the Notice(s) of Prepayment at Option of Holder Upon Major Transaction, as the case may be, shall be null and void with respect to those Notes submitted for prepayment and for which the applicable Prepayment Price has not been paid, (ii) the Maker shall immediately return any Notes submitted to the Maker by each holder for prepayment under this Section 3.7(j) and for which the applicable Prepayment Price has not been paid and (iii) the Conversion Price of such returned Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Prepayment Notice(s) is delivered to the Maker and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Prepayment of Option of Holder Upon Major Transaction or the Notice(s) of Prepayment at Option of Holder Upon Triggering Event, as the case may be, is delivered to the Maker and ending on the date on which the Void Optional Prepayment Notice(s) is delivered to the Maker; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.  A holder’s delivery of a Void Optional Prepayment Notice and exercise of its rights following such notice shall not effect the Maker’s obligations to make any payments which have accrued prior to the date of such notice.  Payments provided for in this Section 3.7 shall have priority to payments to other stockholders in connection with a Major Transaction.

Section 3.8

Inability to Fully Convert.

(a)

Holder’s Option if Maker Cannot Fully Convert.  If, upon the Maker’s receipt of a Conversion Notice, the Maker cannot issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Maker (w) does not have a sufficient number of shares of Common Stock authorized and available, (x) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Maker or any of its securities from issuing all of the Common Stock which is to be issued to the Holder pursuant to a Conversion Notice or (y) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Maker shall issue as many shares of Common Stock as it is able to issue in accordance with the Holder’s Conversion Notice and, with respect to the unconverted portion of this Note, the Holder, solely at Holder’s option, can elect to:

(i)

require the Maker to prepay that portion of this Note for which the Maker is unable to issue Common Stock in accordance with the Holder’s Conversion Notice (the “Mandatory Prepayment”) at a price equal to the Triggering Event Prepayment Price as of such Conversion Date (the “Mandatory Prepayment Price”);

(ii)

if the Maker’s inability to fully convert is pursuant to Section 3.8(a)(x) above, require the Maker to issue restricted shares of Common Stock in accordance with such holder’s Conversion Notice;

(iii)

void its Conversion Notice and retain or have returned, as the case may be, this Note that was to be converted pursuant to the Conversion Notice (provided that the Holder’s voiding its Conversion Notice shall not effect the Maker’s obligations to make any payments which have accrued prior to the date of such notice);

(iv)

exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 3.3(c) of this Note.

(b)

Mechanics of Fulfilling Holder’s Election.  The Maker shall immediately send via facsimile to the Holder, upon receipt of a facsimile copy of a Conversion Notice from the Holder which cannot be fully satisfied as described in Section 3.8(a) above, a notice of the Maker’s inability to fully satisfy the Conversion Notice (the “Inability to Fully Convert Notice”).  Such Inability to Fully Convert Notice shall indicate (i) the reason why the Maker is unable to fully satisfy such holder’s Conversion Notice, (ii) the amount of this Note which cannot be converted and (iii) the applicable Mandatory Prepayment Price.  The Holder shall notify the Maker of its election pursuant to Section 3.8(a) above by delivering written notice via facsimile to the Maker (“Notice in Response to Inability to Convert”).

(c)

Payment of Prepayment Price.  If the Holder shall elect to have its Notes prepaid pursuant to Section 3.8(a)(i) above, the Maker shall pay the Mandatory Prepayment Price to the Holder within thirty (30) days of the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert, provided that prior to the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert the Maker has not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Prepayment has been cured and all Conversion Shares issuable to the Holder can and will be delivered to the Holder in accordance with the terms of this Note.  If the Maker shall fail to pay the applicable Mandatory Prepayment Price to the Holder on the date that is one (1) business day following the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Prepayment Price), in addition to any remedy the Holder may have under this Note and the Purchase Agreement, such unpaid amount shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full.  Until the full Mandatory Prepayment Price is paid in full to the Holder, the Holder may (i) void the Mandatory Prepayment with respect to that portion of the Note for which the full Mandatory Prepayment Price has not been paid, (ii) receive back such Note, and (iii) require that the Conversion Price of such returned Note be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Holder voided the Mandatory Prepayment and (B) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the Holder voided the Mandatory Prepayment.

(d)

Pro-rata Conversion and Prepayment.  In the event the Maker receives a Conversion Notice from the Holder and the Other Holders on the same day and the Maker can convert and prepay some, but not all, of this Note and the Other Notes pursuant to this Section 3.8, the Maker shall convert and prepay from the Holder and each Other Holder electing to have its Other Notes converted and prepaid at such time an amount equal to the Holder or such Other Holder’s pro-rata amount (based on the principal amount of this Note held by the Holder or the Other Notes held by the Other Holder relative to the principal amount of the Notes and Other Notes outstanding) of all the Notes and the Other Notes being converted and prepaid at such time.

Section 3.9

No Rights as Shareholder.  Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

Section 3.10

Consent to Change in Control Transaction.  Notwithstanding anything contained herein, the Company shall not enter into any Change in Control Transaction without the consent of the Majority Holders as set forth in Section 3.23(e) of the Purchase Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1

Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, telecopy or facsimile at the address or number designated in the Purchase Agreement (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The Maker will give written notice to the Holder at least ten (10) days prior to the date on which the Maker takes a record (x) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to the Holder prior to such information being made known to the public.  The Maker will also give written notice to the Holder at least ten (10) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Holder prior to such information being made known to the public. The Maker shall promptly notify the Holder of this Note of any notices sent or received, or any actions taken with respect to the Other Notes.

Section 4.2

Governing Law.  This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

Section 4.3

Headings.  Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

Section 4.4

Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, the Transaction Documents, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof).  The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 4.5

Enforcement Expenses.  The Maker agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

Section 4.6

Binding Effect.   The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

Section 4.7

Amendments.  This Note may not be modified or amended in any manner except in writing executed by the Maker and the Holder.

Section 4.8

Compliance with Securities Laws.  The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note.  This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE MAY BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.”

Section 4.9

Specific Performance; Consent to Jurisdiction; Venue.

(a)

The Maker and the Holder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Note or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)

The parties agree that venue for any dispute arising under this Note will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York.  The Maker and Holder consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 4.9 shall affect or limit any right to serve process in any other manner permitted by law.  The parties hereby waive all rights to a trial by jury.

Section 4.10

Parties in Interest.  This Note shall be binding upon, inure to the benefit of and be enforceable by the Maker, the Holder and their respective successors and permitted assigns.

Section 4.11

Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  No delay or omission on the part of the Holder in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion

Section 4.12

Maker Waivers.  Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note, AND THE PARTIES HERETO DO HEREBY WAIVE TRIAL BY JURY.

(a)

THE MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

Section 4.13

Definitions.  For the purposes hereof, the following terms shall have the following meanings.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board, or (b) if the Common Stock is not traded on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

Section 4.14

Counterclaims.  The Maker waives the right to interpose counterclaims or set-offs of any kind and description in any litigation arising hereunder.

Section 4.15

Transfer and Assignment.  The Holder may transfer or assign this Note without the consent of the Maker.  The Maker may not transfer or assign this Note or its obligations hereunder without the consent of the Holder

[REMAINDER OF NOTE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Maker has caused this Note to be signed on the day and year first above written.

AMBIENT CORPORATION

By:	/s/
Name:
Title:

EXHIBIT A

WIRE INSTRUCTIONS

Payee:
Bank:
Address:

Bank No.:
Account No.:
Account Name

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Note No.        into shares of Common Stock of Ambient Corporation (the “Maker”) according to the conditions hereof, as of the date written below.

Date of Conversion:

Applicable Conversion Price:

Amount of Conversion Shares to be Received:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Holder Name:

Signature:
Title:

Address: